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                                                                    EXHIBIT 23.4

                       Direct Marketing Association, Inc.
                           1120 Avenue of the Americas
                             New York, NY 10036-6700

                                Tel: 212 768 7277
                                Fax: 212 302 6714
                              http://www.thedma.org

February 4, 2000

Mr. Doug Chu
Credit Suisse First Boston Technology Group
2400 Hanover Street
Palo Alto, CA 94304

Dear Mr. Chu,

We consent to the use of the below facts within SEC documentation. If you have further questions regarding this research, please feel free to contact me at the above numbers.

"In addition, the Direct Marketing Association estimates that approximately $105.8 billion of goods and services were purchased through direct response television programming and advertising in 1999. (Reprinted from Economic Impact:
US Direct and Interactive Marketing Today 1999 with permission from the Direct Marketing Association, Inc.)"

Sincerely,


             /s/ Theresa R. Bartlett
        -------------------------------------
               Theresa R. Bartlett
        Director, Library and Resource Center